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                                                             EXHIBIT 23(a)






CONSENT OF INDEPENDENT AUDITORS




GENERAL MOTORS CORPORATION:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of General Motors Corporation of the reports of Deloitte & Touche dated February 9, 1994 appearing in the Annual Report on Form 10-K of General Motors Corporation for the year ended December 31, 1993 and the report of Deloitte & Touche dated June 24, 1994 appearing in the Annual Report on Form 11-K of The General Motors Personal Savings Plan for Hourly-Rate Employees in the United States for the year ended December 31, 1993. We also consent to the reference to Deloitte & Touche LLP under the heading "Incorporation of Documents by Reference" in this Registration Statement.






s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Detroit, Michigan
December 6, 1994





























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